Exhibit D – Auditor’s Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of the Valley Forge Fund, Inc. on Post Effective Amendment No. 47 under the Securities Act of 1933 and Amendment No. 35 under the Investment Company Act of 1940 to Form N-1A of our report dated February 28, 2014 on the financial statements of the Valley Forge Fund, Inc., appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2013, and to the reference to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cowan, Gunteski & Co., P.A.

Tinton Falls, New Jersey

March 12, 2014